EXHIBIT 99.1

Palatin Technologies, Inc. Announces Receipt of NYSE American Notice of

Delisting and Intention to Appeal

CRANBURY, NJ – April 10, 2025/PRNewswire/ – Palatin Technologies, Inc. (the “Company”) (NYSE American:PTN), a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor system, announced today that on April 10, 2024, NYSE American LLC (“NYSE American”) publicly announced and provided a notice to the Company that NYSE Regulation has determined to commence proceedings to delist the Company’s common stock (the “Common Stock”) from NYSE American. NYSE Regulation has determined the Company is no longer suitable for listing pursuant to Section 1009(a) of the NYSE American Company Guide as the Company was unable to demonstrate that it had regained compliance with Sections 1003(a)(i), (ii) and (iii), related to stockholders’ equity requirements, by the end of the maximum 18-month compliance plan period, which expired on April 10, 2025.

The Company has a right to a review of the NYSE Regulation determination to delist the Common Stock by the Listings Qualifications Panel of the Committee for Review of the Board of Directors of the Exchange (the “Panel”). The Company’s request for such a review must be made by April 25, 2025. The Company intends to appeal such determination to delist the Common Stock. The Company expects the Common Stock to continue to trade on NYSE American during the appeal process.

Following such appeal, a decision by the Panel will be made and announced by NYSE American regarding either proceeding with suspension and delisting or continued trading in the Common Stock. The Company is working diligently to regain compliance with Sections 1003(a)(i), (ii) and (iii) of the Company Guide. However, there can be no assurance that the Company will regain compliance with Sections 1003(a)(i), (ii) and (iii) of the Company Guide before any hearing occurs.

Forward-looking Statements

Statements in this press release that are not historical facts, including statements about future expectations of Palatin Technologies, Inc., such as statements about the Company’s appeal of the delisting determination or the Company’s expectation that it may be able to regain compliance, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements.

Investor Inquiries:	Media Inquiries:

Stephen T. Wills, CPA, MST	Paul Arndt, MBA, LifeSci Advisors
CFO/COO (609) 495-2200	Managing Director (646) 597-6992
Info@Palatin.com	Paul@LifeSciAdvisors.com

Palatin Technologies® is a registered trademark of Palatin Technologies, Inc.